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                                                                    EXHIBIT 99.2


                 [SERVICE CORPORATION INTERNATIONAL LETTERHEAD]


FOR IMMEDIATE RELEASE

            SERVICE CORPORATION INTERNATIONAL RENEWS PREFERRED SHARE
               PURCHASE RIGHTS PLAN; DECLARES DIVIDEND OF RIGHTS

HOUSTON, TEXAS, May 14, 1998 . . . The board of directors of Service Corporation International (SCI) today declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of SCI common stock. The rights to be issued in today's declared dividend will replace the rights currently attached to all outstanding shares of SCI common stock, which expire in July.

R.L. Waltrip, chairman of the board and chief executive officer of SCI, stated, "We believe that the existence of a rights plan continues to be the best available means of assuring that all of SCI's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company. The rights are intended to enable all SCI stockholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

The dividend distribution will be made on July 28, 1998, to stockholders of record on such date. The rights will expire on July 28, 2008. The rights distribution is not taxable to stockholders. A summary of the rights will be sent to stockholders.
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SCI Preferred Share Purchase Rights Plan
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As of March 31, 1998, SCI operated 3,166 funeral service locations, 398 cemeteries and 166 crematoria. SCI provides funeral and cemetery services in 18 countries on five continents. SCI's stock is traded on the New York Stock Exchange. The company's ticker symbol is SRV.

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For additional information contact:

Investor Relations (713) 525-9072
Other Service Corporation International information and press releases are available through Company News On-Call by fax, (800) 758-5804, extension 104532, or at http://www.prnewswire.com or SCI's homepage: http:// www.sci-corp.com